Exhibit 99.1

Actuant Lowers Fiscal 2009 Sales and Earnings Guidance

MILWAUKEE--(BUSINESS WIRE)--December 10, 2008--Actuant Corporation (NYSE:ATU) today announced that it expects first quarter diluted earnings per share to be in the range of $0.44 to $0.45, exclusive of an asset impairment charge, on revenues of approximately $375 to $380 million. For the full year, the Company is now forecasting diluted earnings per share to be in the range of $1.60 to $1.80, exclusive of the impairment charge, on revenues of $1.50 to $1.55 billion.

Actuant Chairman and Chief Executive Officer Robert C. Arzbaecher commented, “Over the past several months and particularly in November and December, we have seen business conditions worsen, driven by the global credit crisis and plunging consumer confidence. While we expected continued weakness in consumer facing businesses serving the DIY electrical, marine and recreational vehicle (RV) markets, we did not anticipate the magnitude and speed of the decline in these markets. We’re also experiencing substantially weaker demand in the truck, automotive and off-road equipment markets, including Europe. In addition, our previous fiscal 2009 guidance was based on a US Dollar/Euro exchange rate of $1.45. With almost half of Actuant’s revenue generated in Europe, the translation impact alone of the strengthening US Dollar, versus our prior guidance assumption, caused an approximate $80 million reduction in forecasted fiscal 2009 sales. In response to these new developments, we have accelerated actions to reduce our cost structure, including additional facility consolidations and certain workforce reductions. These actions will result in severance and other restructuring costs of $10 to $15 million during the balance of the year that were not previously included in our forecasted results.”

Actuant also announced that it will be recording a non-cash asset impairment charge (primarily goodwill) in the first quarter in its RV product line, which currently generates approximately two percent of Actuant’s consolidated revenues. RV results have been adversely affected by 60% to 70% year-over-year reductions in wholesale motorhome shipments, resulting from low consumer confidence and credit market conditions. The approximate $25 million impairment charge (approximately $0.25 per diluted share), does not impact the Company’s cash flow.

Arzbaecher continued, “Despite the current global conditions, we remain positive on Actuant’s future. We have a strong balance sheet, over $200 million of existing revolver borrowing availability and $140 to $150 million of forecasted fiscal 2009 free cash flow which provides us with excellent liquidity to manage through the downturn. We have a high quality portfolio of businesses and will continue to invest in growth initiatives.”

Additional details will be further discussed in the upcoming Actuant first quarter 2009 earnings release conference call on Thursday, December 18, 2008 at 10:00 am CT.

About Actuant

Actuant, headquartered in Butler, Wisconsin, is a diversified industrial company with operations in more than 30 countries. The Actuant businesses are market leaders in highly engineered position and motion control systems and branded hydraulic and electrical tools and supplies. Since its creation through a spin-off in 2000, Actuant has grown its sales from $482 million to $1.66 billion in fiscal 2008. The Company employs a workforce of more than 7,000 worldwide. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its business units, visit the Company's website at www.actuant.com.

Safe Harbor

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors.

CONTACT:
Actuant Corporation
Karen Bauer
Director, Investor Relations
262-373-7462